Exhibit 5.1

CONYERS DILL & PEARMAN LIMITED
Richmond House, 12 Par-la-Ville Road
Hamilton HM 11, Bermuda
Mail: PO Box HM 08, Hamilton HM CX, Bermuda
T +1 441 295 1422
conyers.com

28 August 2026
Matter No.: 372047
+1 441 299 4954
Marcello.Ausenda@conyers.com
Helen of Troy Limited
Richmond House
12 Par-la-Ville Road
Hamilton HM 08, Bermuda

c/o Helen of Troy Texas Corporation
201 E. Main Street, Suite 300
El Paso, Texas 79901

Dear Sirs,

Re: Helen of Troy Limited (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with a registration statement on Form S-8 filed with the U.S. Securities and Exchange Commission (the "Commission") on 28 August 2026 (the "Registration Statement", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended, (the "Securities Act") of an additional 965,000 common shares, par value US$0.10 per share (the "Common Shares"), issuable pursuant to the Helen of Troy Limited 2025 Stock Incentive Plan, as amended by Amendment No. 1 (as amended, the “Plan”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

1.DOCUMENTS REVIEWED
For the purposes of giving this opinion, we have examined a copy of the Registration Statement and the Plan. We have also reviewed:
1.1copies of the memorandum of association and the bye-laws of the Company, each certified by the Assistant Secretary of the Company on 28 August 2026;

1.2copies of an extract of the minutes of a meeting of the Company’s directors held on 10 June 2026 and an extract of the minutes of the annual general meeting of the Company’s members held on 25 August 2026 (together, the "Resolutions"), each certified by the Secretary of the Company on 28 August 2026; and

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1.3such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.
2.ASSUMPTIONS
We have assumed:
2.1the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;
2.2that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;
2.3the accuracy and completeness of all factual representations made in the Registration Statement, the Plan and other documents reviewed by us;
2.4that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;
2.5that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein;
2.6the validity and binding effect under the laws of the State of Texas of the Plan in accordance with its terms;
2.7that there is no provision of any award agreement which would have any implication in relation to the opinions expressed herein;
2.8that upon issue of any Common Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;
2.9that on the date of issuance of any of the Common Shares the Company will have sufficient authorised but unissued common shares;
2.10that on the date of grant of any award under the Plan, the Company will be able to pay its liabilities as they become due;
2.11that the Company’s shares will be listed on an appointed stock exchange, as defined in the Companies Act 1981, as amended, at the time of issuance of any of the Common Shares pursuant to the Plan; and
2.12the consent to the issue and free transfer of shares of the Company given by the Bermuda Monetary Authority dated 18 June 2008 will not have been revoked or amended at the time of issuance of any Common Shares pursuant to the Plan.
3.QUALIFICATIONS
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3.1We express no opinion with respect to the issuance of shares pursuant to any provision of the Plan that purports to obligate the Company to issue shares following the commencement of a winding up or liquidation.
3.2We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda.
3.3This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.
3.4This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Common Shares by the Company pursuant to the Plan and is not to be relied upon by any other person, firm or entity or in respect of any other matter.
4.OPINION
On the basis of and subject to the foregoing, we are of the opinion that:
4.1When issued and paid for in accordance with the terms of the Plan, the Common Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).
5.DISCLOSURE
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited
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